Exhibit 3.34

BY-LAWS

OF

SANLO, INC.

1. MEETINGS OF STOCKHOLDERS.

1.1 Annual Meeting. The annual meeting of stockholders shall be held on the third Monday of April in each year, or as soon thereafter as practicable, and shall be held at a place and time determined by the board of directors (the “Board”).

1.2 Special Meetings. Special meetings of the stockholders may be called by resolution of the Board or by the president and shall be called by the president or secretary upon the written request (stating the purpose or purposes of the meeting) of a majority of the directors then in office or of the holders of 10% of the outstanding shares entitled to vote. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.

1.3 Place and Time of Meetings. Meetings of the stockholders may be held in or outside Delaware at the place and time specified by the Board or the directors or stockholders requesting the meeting.

1.4 Notice of Meetings; Waiver of Notice. Written notice of each meeting of stockholders shall be given to each stockholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any stockholder who submits a signed waiver of notice before or after the meeting, and (b) no notice of an adjourned meeting need be given except when required under Section 1.5 of these by-laws or by law. Each notice of a meeting shall be given, personally or by mail, not less than 10 nor more than 60 days before the meeting and shall state the time and place of the meeting, and unless it is the annual meeting, shall state at whose direction or request the meeting is called and the purposes for which it is called. If mailed, notice shall be considered given when mailed to a stockholder at his address on the corporation’s records. The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by him.

1.5 Quorum. At any meeting of stockholders, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of any business. In the absence of a quorum a majority in voting interest of those present or, if no stockholders are present, any officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present. At any adjourned meeting at which a quorum is present any action may be taken which might have been taken at the meeting as originally called. No notice of an adjourned meeting need be given if the time and place are announced at the meeting at which the adjournment is taken except that, if adjournment is for more than thirty days or if, after

1.6 Voting; Proxies. Each stockholder of record shall be entitled to one vote for every share registered in his name. Corporate action to be taken by stockholder vote, including the election of directors, shall be authorized by a majority of the votes cast at a meeting of stockholders, except as otherwise provided by law or by Section 1.8 of these by-laws. Voting need not be by ballot unless requested by a stockholder at the meeting or ordered by the chairman of the meeting; however, all elections of directors shall be by written ballot, unless otherwise provided in the certificate of incorporation. Each stockholder entitled to vote at any meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person to act for him by proxy. Every proxy must be signed by the stockholder or his attorney-in-fact. No proxy shall be valid after three years from its date unless it provides otherwise.

1.7 List of Stockholders. Not less than 10 days prior to the date of any meeting of stockholders, the secretary of the corporation shall prepare a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his name. For a period of not less than 10 days prior to the meeting, the list shall be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting. During this period, the list shall be kept either (a) at a place within the city where the meeting is to be held, if that place shall have been specified in the notice of the meeting, or (b) if not so specified, at the place where the meeting is to be held. The list shall also be available for inspection by stockholders at the time and place of the meeting.

1.8 Action by Consent Without a Meeting. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting. Prompt notice of the taking of any such action shall be given to those stockholders who did not consent in writing.

1.9 Cortec Group Fund III, L.P. Rights. So long as the Cortec Group Fund III, L.P. (the “Cortec Fund”) owns any common stock of the corporation, directly or indirectly through one or more affiliates, it shall have the following rights:

(a) The Cortec Fund shall have the right, (i) exercisable by written notice to the corporation and each of the other stockholders, if any, to designate at least one member of the board of directors of the corporation (the “Board”), (ii) to consult with and advise management of the corporation, (iii) to receive all material provided to members of the Board and (iv) to visit and inspect the properties of the corporation, examine and copy its books of record and account, and discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times as the Cortec Fund may desire, and to have its representative(s) meet with the senior management of the corporation annually to discuss the corporation’s operations and prospects. The Cortec Fund may at any time direct that the person(s) designated by it to serve as a member of the Board be removed, with or without cause. If the director(s) designated by the Cortec Fund dies, resigns or is removed by the Cortec Fund, the Cortec Fund shall have the right to designate a successor(s).

(b) The Cortec Fund shall have the right, exercisable by written notice to the Corporation, to designate one observer (the “Observer”) to attend meetings and committees of the Board. The Corporation shall give the Observer a written notice of each meeting or committee of the Board at the same time and in the same manner as the members of the Board receive notice of such meetings or committees. The Corporation shall permit the Observer to attend as an Observer all meetings or committees of the Board. The Observer shall be entitled to receive all written materials and other information given to Directors in connection with such meetings at the same time such materials and information are given to the Directors;

2. BOARD OF DIRECTORS.

2.1 Number, Qualification, Election and Term of Directors. The business of the corporation shall be managed by the Board, which shall initially consist of 1 director. The number of directors may be changed by resolution of a majority of the Board or by the stockholders, but no decrease may shorten the term of any incumbent director. Directors shall be elected at each annual meeting of stockholders and shall hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors, subject to the provisions of Section 2.9. As used in these by-laws, the term “entire Board” means the total number of directors which the corporation would have if there were no vacancies on the Board.

2.2 Quorum and Manner of Acting. A majority of the directors then in office shall constitute a quorum for the transaction of business at any meeting, except as provided in Section 2.10 of these by-laws. Action of the Board shall be authorized by the vote of a majority of the directors present at the time of the vote if there is a quorum, unless otherwise provided by law or these by-laws. In the absence of a quorum a majority of the directors present may adjourn any meeting from time to time until a quorum is present.

2.3 Place of Meetings. Meetings of the Board may be held in or outside Delaware.

2.4 Annual and Regular Meetings. Annual meetings of the Board, for the election of officers and consideration of other matters, shall be held either (a) without notice immediately after the annual meeting of stockholders and at the same place, or (b) as soon as practicable after the annual meeting of stockholders, on notice as provided in Section 2.6 of these by-laws. Regular meetings of the Board may be held without notice at such times and places as the Board determines. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.

2.5 Special Meetings. Special meetings of the Board may be called by the president or by a majority of the directors. Only business related to the purposes set forth in the notice of meeting may be transacted at a special meeting.

2.6 Notice of Meetings; Waiver of Notice. Notice of the time and place of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of stockholders and at the same place, shall be given to each director by mailing it to him at his residence or usual place of business at least three days before the meeting, or by delivering or telephoning or telegraphing it to him at least two days before the meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

2.7 Board or Committee Action Without a Meeting. Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting if all of the members of the Board or of the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents by the members of the Board or the committee shall be filed with the minutes of the proceeding of the Board or of the committee.

2.8 Participation in Board or Committee Meetings by Conference Telephone. Any or all members of the Board or of any committee of the Board may participate in a meeting of the Board or of the committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

2.9 Resignation and Removal of Directors. Any director may resign at any time by delivering his resignation in writing to the president or secretary of the corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any or all of the directors may be removed at any time, either with or without cause, by vote of the stockholders.

2.10 Vacancies. Any vacancy in the Board, including one created by an increase in the number of directors, may be filled for the unexpired term by a majority vote of the remaining directors, though less than a quorum.

2.11 Compensation. Directors shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A director may also be paid for serving the corporation, its affiliates or subsidiaries in other capacities.

3. COMMITTEES.

3.1 Executive Committee. The Board, by resolution adopted by a majority of the entire Board, may designate an Executive Committee of one or more directors which shall have all the powers and authority of the Board, except as otherwise provided in the resolution, section 141(c) of the Delaware General Corporation Law, or any other applicable law. The members of the Executive Committee shall serve at the pleasure of the Board. All action of the Executive Committee shall be reported to the Board at its next meeting.

3.2 Other Committees. The Board, by resolution adopted by a majority of the entire Board, may designate other committees of directors of one or more directors, which shall serve at the Board’s pleasure and have such powers and duties as the Board determines.

3.3 Rules Applicable to Committees. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee, the member or members present at a meeting of the committee and not disqualified, whether or not a quorum, may unanimously appoint another director to act at the meeting in place of the absent or disqualified member. All action of a committee shall be reported to the Board at its next meeting. Each committee shall adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board.

4. OFFICERS.

4.1 Number; Security. The executive officers of the corporation shall be the president, one or more vice presidents (including an executive vice president, if the Board so determines), a secretary and a treasurer. Any two or more offices may be held by the same person. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

4.2 Election; Term of Office. The executive officers of the corporation shall be elected annually by the Board, and each such officer shall hold office until the next annual meeting of the Board and until the election of his successor, subject to the provisions of Section 4.4.

4.3 Subordinate Officers. The Board may appoint subordinate officers (including assistant secretaries and assistant treasurers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines. The Board may delegate to any executive officer or to any committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.

4.4 Resignation and Removal of Officers. Any officer may resign at any time by delivering his resignation in writing to the president or secretary of the corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any officer appointed by the Board or appointed by an executive officer or by a committee may be removed by the Board either with or without cause, and in the case of an officer appointed by an executive officer or by a committee, by the officer or committee who appointed him or by the president.

4.5 Vacancies. A vacancy in any office may be filled for the unexpired term in the manner prescribed in Sections 4.2 and 4.3 of these by-laws for election or appointment to the office.

4.6 The President. The president shall be the chief executive officer of the corporation. In the absence of a chairman designated by the Board, the president shall preside at all meetings of the Board and of the stockholders. Subject to the control of the Board, he shall have general supervision over the business of the corporation and shall have such other powers and duties as presidents of corporations usually have or as the Board assigns to him.

4.7 Vice President. Each vice president shall have such powers and duties as the Board or the president assigns to him.

4.8 The Treasurer. The treasurer shall be the chief financial officer of the corporation and shall be in charge of the corporation’s books and accounts. Subject to the control of the Board, he shall have such other powers and duties as the Board or the president assigns to him.

4.9 The Secretary. The secretary shall be the secretary of, and keep the minutes of, all meetings of the Board and of the stockholders, shall be responsible for giving notice of all meetings of stockholders and of the Board, and shall keep the seal and, when authorized by the Board, apply it to any instrument requiring it. Subject to the control of the Board, he shall have such powers and duties as the Board or the president assigns to him. In the absence of the secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the presiding officer.

4.10 Salaries. The Board may fix the officers’ salaries, if any, or it may authorize the president to fix the salary of any other officer.

5. SHARES.

5.1 Certificates. The corporation’s shares shall be represented by certificates in the form approved by the Board. Each certificate shall be signed by the president or a vice president and by the secretary or an assistant secretary, or the treasurer or an assistant treasurer, and shall be sealed with the corporation’s seal or a facsimile of the seal. Any or all of the signatures on the certificate may be a facsimile.

5.2 Transfers. Shares shall be transferable only on the corporation’s books, upon surrender of the certificate for the shares, properly endorsed. The Board may require satisfactory surety before issuing a new certificate to replace a certificate claimed to have been lost or destroyed.

5.3 Determination of Stockholders of Record. The Board may fix, in advance, a date as the record date for the determination of stockholders entitled to notice of or to vote at any meeting of the stockholders, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action. The record date may not be more than 60 or less than 10 days before the date of the meeting or more than 60 days before any other action.

6. INDEMNIFICATION

6.1 Indemnification of Officers and Directors. To the full extent authorized or permitted by law, the corporation shall indemnify any person (“Indemnified Person”) made, or threatened to be made, a party to any action or proceeding, whether civil, at law, in equity, criminal, administrative, investigative or otherwise, including any action by or in the right of the corporation, by reason of the fact that he, his testator or intestate, (“Responsible Person”), whether before or after adoption of this Article, (a) is or was a director, or officer of the corporation, or (b), if a director or officer of the corporation, is serving or served, in any capacity, at the request of the corporation, any other corporation, or any partnership, joint venture, trust, employee benefit plan or other enterprise, or (c), if not a director or officer of the corporation, is serving or served, at the request of the corporation, as a director or officer of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, against all judgments, fines, penalties, amounts paid in settlement (provided the corporation shall have consented to such settlement, which consent shall not be unreasonably withheld by it) and reasonable expenses, including attorneys’ fees and costs of investigation, incurred by such Indemnified Person with respect to any such threatened or actual action or proceeding, and any appeal therein, provided only that (x) acts of the Responsible Person which were material to the cause of action so adjudicated or otherwise disposed of were (i) committed in good faith and (ii) were committed in a manner the Responsible Person reasonably believed to be in or not opposed to the best interests of the Company, and (y) with respect to any criminal action or proceeding, the Responsible Person had no reasonable cause to believe his or her conduct was unlawful.

6.2 Advancement of Expenses. All expenses reasonably incurred by an Indemnified Person in connection with a threatened or actual action or proceeding with respect to which such person is or may be entitled to indemnification under this Article shall be advanced or promptly reimbursed by the corporation to him in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by him or on his behalf to repay the amount of such advances, if any, as to which he is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent such advances exceed the indemnification to which he is entitled.

6.3 Procedure for Indemnification.

(a) Not later than thirty (30) days following final disposition of an action or proceeding with respect to which the corporation has received written request by an Indemnified Person for indemnification pursuant to this Article, if such indemnification has not been ordered by a court, the Board of Directors shall meet and find whether the Responsible Person met the standard of conduct set forth in Section 6.1 of this Article, and, if it finds that he did, or to the extent it so finds, shall authorize such indemnification.

(b) Such standard shall be found to have been met unless (i) a judgment or other final adjudication adverse to the Indemnified Person establishes that (A) acts of the Responsible Person were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (B) the Responsible Person personally gained in fact a financial profit or other advantage to which he was not legally entitled; or (ii) if the action or proceeding was disposed of other than by judgment or other final adjudication, the Board finds in good faith that, if it had been disposed of by judgment or other final adjudication, such judgment or other final adjudication would have been adverse to the Indemnified Person and would have established (A) or (B) above.

(c) If indemnification is denied, in whole or part, because of such a finding by the Board in the absence of a judgment or other final adjudication, or because the Board believes the expenses for which indemnification is requested to be unreasonable, such action by the Board shall in no way affect the right of the Indemnified Person to make application therefor in any court having jurisdiction thereof, and in such action or proceeding the issue shall be whether the Responsible Person met the standard of conduct set forth in Section 6.1, or whether the expenses were reasonable, as the case may be; not whether the finding of the Board with respect thereto was correct; and the determination of such issue shall not be affected by the Board’s finding. If the judgment or other final adjudication in such action or proceeding establishes that the Responsible Person met the standard set forth in Section 1, or that the disallowed expenses were reasonable, or to the extent that it does, the Board shall then find such standard to have been met if it has not done so, and shall grant such indemnification, and shall also grant to the Indemnified Person indemnification of the expenses incurred by him in connection with the action or proceeding resulting in the judgment or other final adjudication that such standard of conduct was met, or if pursuant to such court determination such person is entitled to less than the full amount of indemnification denied by the corporation, the portion of such expenses proportionate to the amount of such indemnification so awarded.

(d) A finding by the Board pursuant to this Section that the standard of conduct set forth in Section 6.1 has been met shall mean a finding (i) by a quorum consisting of directors who are not parties to such action or proceeding or, (ii) if such a quorum is not obtainable or, if obtainable, such a quorum is unable to make such a finding and so directs, (A) by the Board upon the written opinion of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct has been met, or (B) by the shareholders upon a finding that such standard has been met, such action by the Board or shareholders to be taken as promptly as is practicable.

6.4 Contractual Article. This Article shall be deemed to constitute a contract between the corporation and each director and each officer of the corporation who serves as such at any time while this Article is in effect. No repeal or amendment of this Article, insofar as it reduces the extent of the indemnification of any person who could be a Responsible Person, shall without his written consent be effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to (a) the date of such repeal or amendment if on that date he is not serving in any capacity for which he could be a Responsible Person, or (b) the thirtieth (30th) day following delivery to him of written notice of such amendment as to any capacity in which he is serving on the date of such repeal or amendment, other than as a director or officer of the corporation, for which he could be a Responsible Person, or (c) the later of the thirtieth (30th) day following delivery to him of such notice or the end of the term of office (for whatever reason) he is serving as director or officer of the corporation when such repeal or amendment is adopted, with respect to being a Responsible Person in that capacity. No amendment of the Business corporation Law shall, insofar as it reduces the permissible extent of the right of indemnification of a Responsible Person under this Article, be effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to the effective date of such amendment. This Article shall be binding on any successor to the corporation, including any corporation or other entity which acquires all or substantially all of the corporation’s assets.

6.5 Insurance. The corporation may, but need not, maintain insurance insuring the corporation or persons entitled to indemnification under Section 6.1 of this Article for liabilities against which they are entitled to indemnification under this Article or insuring such persons for liabilities against which they are not entitled to indemnification under this Article.

6.6 Non-exclusivity. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which any person covered hereby may be entitled other than pursuant to this Article. The corporation is authorized to enter into agreements with any such person or persons providing them rights to indemnification or advancement of expenses in addition to the provisions therefor in this Article to the full extent permitted by law.

7. MISCELLANEOUS.

7.1 Seal. The Board shall adopt a corporate seal, which shall be in the form of a circle and shall bear the corporation’s name and the year and state in which it was incorporated.

7.2 Fiscal Year. The Board may determine the corporation’s fiscal year. Until changed by the Board, the corporation’s fiscal year shall end on the Saturday closest to July 31 of each year.

7.3 Voting of Shares in Other Corporations. Shares in other corporations which are held by the corporation may be represented and voted by the president or a vice president of this corporation or by proxy or proxies appointed by one of them. The Board may, however, appoint some other person to vote the shares.

7.4 Amendments. By-laws may be amended, repealed or adopted by the stockholders or by a majority of the entire Board, but any by-law adopted by the Board may be amended or repealed by the stockholders.

As adopted on: June 3, 2004